Exhibit 10.5

EMPLOYMENT AGREEMENT1

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into on this 25th day of April, 2013, by and between ChemomAB Ltd., a company organized under the laws of the State of Israel (the "Company") and Adi Mor George, Israeli I.D No. 043017318, residing at 9 Mizan St., Tel-Aviv, Israel (the "Employee"). The Company and Employee shall be sometimes referred to each as a "Party" and collectively as the "Parties".

WHEREAS, the Company desires to employ Employee on the terms and conditions set forth herein and Employee desires to be employed by the Company and enter into this Agreement on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual undertakings of the Parties, it is hereby agreed as follows:

1.         DUTIES AND RESPONSIBILITIES

1.1.    Commencing as of April 1, 2013(the "Effective Date"). Employee shall be employed by the Company as its Chief Executive Officer and Chief Scientific Officer (the "Position").

1.2.    Within the scope of the Position, Employee shall report to the Company's Board of Directors (the "Board"), and shall perform such duties and activities as are customarily performed by a chief executive officer of a company operating in the Company's field and as shall be directed from time to time by the Board, including the activities set forth in Schedule 1.2.

1.3.    Employee shall be employed on a foil-time basis. So long as Employee is employed by foe Company, Employee shall devote her entire working time and best efforts to the business and affairs of the Company and the performance of Employee's duties hereunder, and shall: (؛) not undertake or accept any other employment or paid occupation (ii) refrain from engaging in any business or other activity which may be of conflict of interest with Employee's position with the Company, the performance of her duties and responsibilities pursuant to this Agreement and/or with the best interests of the Company; and (iii) promptly notify the Company of any such matter or activity.

1.4.    Employee acknowledges and agrees that foe performance of Employee's duties may also require travel within and outside of Israel, at foe Company's request and expense.

2.         EMPLOYEE REPRESENTATIONS AND WARRANTIES

Employee hereby represents and warrants to the Company as follows:

2.1.    Employee has the necessary skills, knowledge, ability, expertise and experience to fulfill her obligations hereunder, shall do so diligently, professionally and conscientiously and shall comply with the regulations and procedures of foe Company.

2.2.    The execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of Employee and will not violate, conflict with or constitute a default under or breach of any agreement and/or undertaking and/or instrument, judgment or order to which the Employee is a party or by which he is bound, or any provision of law, rule or regulation applicable to Employee, and do not require the consent of any person or entity. In the performance of Employee's obligations hereunder. Employee will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information as to which Employee is restricted from disclosing or using due to contractual undertakings or by law.

1 This version of the Employment Agreement includes revisions made to the agreement pursuant to amendments entered into as of October 1, 2015, July 27, 2016, March 23, 2018 and January 1, 2020.

2.3. Employee shall notify the Company immediately and without delay of any matter, which might constitute a conflict of interests with Employee's position with the Company, the performance of her duties and responsibilities pursuant to this Agreement and/or or with the best interests of the Company.

2.4.; Employee will not accept, whether during the term of this Agreement or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party, in connection with or arising from Employee's employment with the Company, without the Company's prior written authorization.

3.         SALARY AND BENEFITS

In frill consideration for Employee's services hereunder. Employee shall be entitled to the following payments and benefits, effective as of the Effective Date:

3.1.      Salary

3.1.1. The Company shall pay Employee a monthly gross salary of NIS 52,500 (the "Salary"). It is hereby clarified that all social benefits should be paid to the Employee by the Company based on the Salary.

3.1.2. The Salary shall be payable monthly in arrears, in accordance with the Company's usual practice, by the 9th day of the following calendar month.

3.1.3. It is agreed between the Parties that the position that Employee holds within the Company is a management position, which demands a special level of loyalty, and accordingly, the Work Hours and Rest Law (1951) shall not apply to Employee's employment by the Company and this Agreement. Therefore, the Employee shall not be granted any other compensation or payment other than expressly specified in this Agreement. The Employee undertakes not to claim that the Working Hours and Rest Law applies to Employee’s employment with the Company. The Employee acknowledges the legitimacy of the Company’s requirement to work “overtime” or during “weekly rest hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as those terms are defined in the Working Hours and Rest Law), and the Employee undertakes to reasonably comply with such requirements of the Company. The Employee acknowledges that the compensation to which the Employee is entitled pursuant to this Agreement constitutes adequate compensation for the Employee’s work during “overtime” or “weekly rest-hours”.

3.1A. Annual Bonus

The Company will adopt a personal bonus policy according to which the Employee will be entitled to an annual bonus of up to 3 monthly salaries, provided that the Employee has successfully fulfilled all of the objectives set forth in such personal bonus policy. Both the objectives and the degree of compliance with them shall be determined by the Company at its sole discretion and approved by the Board.

3.1B. Annual Bonus 2018

Notwithstanding the foregoing, the Employee will be entitled to an annual bonus of up to 3 monthly salaries, provided that the Employee has successfully fulfilled all of the objectives set forth in schedule 3.1B hereto. Both the objectives and the degree of compliance with them shall be determined by the Company at its sole discretion and approved by the Board.

3.2.      Manager's Insurance/Pension Fund

3.2.1. The Company shall effect a Manager's Insurance Policy in the name of the Employee (the "Policy"), and shall pay a sum of up to 15.83% of the Salary towards such Policy, as follows: (i) 8.33./0 will be on account of severance pay; (ii) 5% on account of Policy payments; (iii) the Company shall deduct 5% from the Salary, to be paid on behalf of the Employee towards the Policy. In addition, the Company shall pay up to additional 2.5% on account of disability insurance parents.

3.2.2. Alternatively, and at the choice of the Employee, the Company shall effect a Pension Fund in the name of the Employee (the "Fund"), and shall pay a sum of up to 14.83% of the Salary towards such Fund, as follows: (i) 8.33% will be on account of severance pay; (ii) 6% on account of pension fund payments; (iii) the Company shall deduct 5.5% from the Salary to be paid on behalf of the Employee towards such Fund.

3.2.3. In the event that the Employee chooses to combine plans (Manager's Insurance Policy and Pension Fund), the above percentages will apply to such portion of the Salary that the Employee has allocated towards each such plan.

3.2.4. Employee may extend an existing Policy or Fund and/or incorporate it into the Policy and/or Fund, at Employee's discretion. In the event that contributions or amounts under this Section 3.2 shall exceed tax exempt amounts pursuant to the Israeli Income Tax Ordinance and/or the regulations promulgate thereunder, then the Employee shall bear any and all taxes imposed thereupon.

3.2.5. During Employee’s employment period with the Company, the Company shall be the sole owner of the Policy. Other than as set forth below, in the event of a termination of this Agreement, the Company shall transfer the title in and to the Policy to Employee.

3.2.6. The Company and Employee agree and acknowledge that transfer of ownership of the severance portion of the Policy to the Employee as set forth in Section 3.2.4 above shall be in lieu of and not in addition to any entitlement of the Employee under any applicable law or this Agreement to severance pay, according to the General Approval of the Minister of Labor and Welfare, regarding Employers ’ Payments to Pension Funds and Insurance Policies in Lieu of Severance Pay in Accordance with Section 14 of the Severance Pay Law, 1963, attached hereto as Exhibit A (the "General Approval"). Accordingly, the Company hereby waives any rights to said payments made to the Policy, except as set forth in the General Approval.

3.3.     Annual Recreation Allowance. Employee shall be entitled to annual recreation allowance (Dmei Havra'a) in accordance with applicable law.

3.4.     Vacation

3.4.1.     Employee shall be entitled to twenty (20) paid vacation days (business days) for each calendar year of work, on a pro-rata basis (the "Vacation Days"). Each leave shall be coordinated with the Board in advance, with adequate regard to the needs of the Company.

3.4.2.     Accumulation and redemption of any unused Vacation Days due to Employee pursuant to the Annual Vacation Law - 1951 (the "Vacation Law"), shall be subject to the provisions of the Vacation Law. Vacation Days exceeding such number of Vacation Days due to Employee pursuant to the Vacation Law from time to time, may be accumulated by Employee from time to time for use during the next two (2) years.

3.4.3.     Subject to applicable law, any accrued Vacation Days shall not be redeemable by Employee excluding employee resignation or termination not for cause.

3.5.     Sick Leave

Employee shall be entitled to such number of paid sick leave in accordance with applicable law. Payments by the Company of sick leave days in connection with disability payments shall be set-off against payments received by Employee pursuant to Section 3.2 above.

3.6.     Expenses

The Company will reimburse Employee, against receipts, for expenses incurred by Employee in the performance of Employee's duties pursuant to this Agreement, including, without limitation, car and telephone expenses, provided that prior written approval for such expenses was granted by the Company. Expenses made in accordance with Company policy shall not require such prior approval.

3.7.     Car.

The Company shall provide the Employee with a car of a monthly cost of NIS 4,150, as shall be approved by the Company's Board of Directors (the "Car"). The Company shall bear the following costs of the Car: purchase or lease costs, governmental licenses, insurance, gasoline and repairs. The Company shall not bear any other cost including tickets, fines of any kind, damages with respect to collisions which are not actually covered by the insurance and toll road fees. For the avoidance of any doubt, it is agreed that with regard to any tax obligations, the employee shall not be entitled to any grossing up of the Car benefits.

The Employee shall: (i) take good care of the Car and ensure the provisions and conditions of any insurance policy relating thereto are observed (including the provisions with respect to the safeguarding of the Car); and (ii) shall use the Car in accordance with the Company's policy as shall in effect from time to time; and (iii) In the event that the Employee’s employment terminates for whatever reason, the Employee will forthwith return the Car to the Company with the keys and all licenses and other documentation relating to the Car. The Employee shall not have any lien with respect to the Car or any document or property relating thereto. The provision of the Car is in lieu of payment of travel expenses.

3.8.     Cellular Phone. The Company shall provide to the Employee, at the Company's sole cost and expense a cellular phone, all subject to tax reductions if required by applicable law.

3.9.     Any and all benefit, right or parent to which Employee is entitled pursuant to this Agreement shall be calculated based on the Salary only, excluding any additional compensation, parent or reimbursement payable to Employee hereunder.

3.10.  The Salary and all other benefits hereunder shall be payable to Employee also with respect to periods of the Employee's military reserve duty, if applicable. Employee shall inform the Company of any military reserve duty Employee has been ordered to perform, promptly after she has been notified of the same. The Company shall be entitled to retain any amounts payable by the National Insurance Institute or any other agency or entity with respect to such reserve duty period(s).

3.11.  Employee will bear any and all taxes applicable to Employee in connection with amounts paid by Employee and/or the Company pursuant to this Section 3. The Company shall legally deduct and withhold income tax payments and other obligatory payments, such as social security and mandatory health insurance, from all of the parents which shall be paid to Employee hereunder and pursuant to applicable law, including all taxes imposed on any benefits granted to Employee and on any part of the benefits which exceeds maximum exemption(s) provided by law.

3.12.  Options. Company, in order to give effect to and enforce the above terms and conditions. Any taxes and compulsory payments in connection with the Options (including with respect to the grant, exercise or sale of the Options or the shares receivable upon their exercise) shall be borne solely by Employee.

Notwithstanding the above, the Options shall become full accelerated and exercisable upon the consummation of a Merger/Sole (as defined under the ESOP).

3.13.  Options 2018. In addition to any options granted in the past, the Employee shall be granted an option to purchase up to 10,239 Ordinary Shares of the Company (the "Options"), and subject to any dilution. The Options shall be issued under and be subject to the terms of the Company's 2015 Share Incentive plan and the Company's form of option agreement (the "ESOP"), and are conditional upon execution of an option agreement in a form provided by the Company and all other required documents and agreements required by the Company. The Options exercise price shall be according to post round valuation report obtained by the Company and the Options shall vest over a period of four (4) years (25% shall vest 12 months from the date the grant is approved by the Shareholders of the Company and the remaining quarterly over 3 years of continues employment). Employee undertakes to take all actions and to sign all documents required, at the discretion of the Company, in order to give effect to and enforce the above terms and conditions. Any taxes and compulsory payments in connection with the Options (including with respect to the grant, exercise or sale of the Options or the shares receivable upon their exercise) shall be borne solely by Employee.

4.         CONFIDENTIALITY. PROPRIETARY RIGHTS AND NON-COMPETITION

Upon execution hereof. Employee shall execute and deliver the Confidentiality, Proprietary Rights and Non-Competition Undertaking attached hereto as Exhibit B (the "Undertaking").

5.         TERM AND TERMINATION

5.1.      This Agreement and the employer-employee relationship created hereunder shall enter into effect as of the Effective Date and shall remain in force and effect unless and until terminated as provided herein.

5.2.      Commencing as of the Effective Date, either Party may terminate this Agreement by providing the other Party with sixty (60) days’ prior written notice (the "Notice Period").

5.3.      Notwithstanding anything to the contrary herein, the Company may terminate this Agreement and the employer-employee relationship hereunder at any time, and without derogating from any other remedy to which the Company may be entitled, for Cause (as hereinafter defined), by providing Employee written notice thereof In such event, this Agreement and the employer-employee relationship hereunder shall be deemed effectively terminated as of the date of delivery of such notice, without any notice period or redemption thereof.

The term "Cause" shall mean: (i) breach of trust by the Employee, misappropriation of the Company's property, engagement in competing activities or any breach of Employee's undertakings under the Undertaking; or (ii) a material breach by the Employee of this Agreement, provided however, that the Employee has not cured such breach (if remediable) within 7 days following a notice sent to the Employee by the Company; or (iii) the Employee's indictment in a criminal offense (other than an offense for which a fine or non-custodial penalty is imposed) or involvement in sexual harassment of another employee or third party in connection with Employee's employment; or (iv) the Employee puts herself in a situation of conflict of interests; or (v) any other circumstances under which prior notice and/or severance payment may be denied from the Employee upon termination of employment under any applicable law and/or under any judicial decision of a competent tribunal authority.

5.4.      At the option of the Company, during the Notice Period, Employee shall continue to perform her duties as set forth herein or remain absent from the premises of the Company. In the event that at any time during the Notice Period, the Company wishes to terminate the employment relationship immediately, the Company shall pay the Employee the Salary due for the remaining period of the 'Notice Period, and the benefits set forth in Section 3.2 above.

5.5.      Upon the earlier of (a) the date of termination of the Notice Period; or (b) the date of actual termination of employment for any reason other than for Cause (or in the event of termination for Cause then immediately upon termination of employment). Employee shall return to the Company, at its principal office, any and all Company equipment, property and documents in Employee's possession or control.

5.6.      Any outstanding payment due by Employee to the Company in connection with her employment shall be repaid by Employee by the earlier of (a) the date of termination of the Notice Period; or (b) the date of actual termination of employment for any reason other than for cause (or in the event of termination for Cause then immediately upon termination of employment). Notwithstanding, the Company may set-off any such outstanding amounts due to it against any payment due by the Company to Employee, subject to applicable law.

5.7.      The provisions of Sections 3.1.3, 3.2.5 and 3.113.9 above. Section 6.5 below and the provisions of the Undertaking, will remain in full force and effect after termination or expiration of this Agreement.

6.         MISCELLANEOUS

6.1.      Preamble, Exhibits, Headings, Interpretation. The preamble to this Agreement and the Exhibits attached hereto, constitute an integral part hereof. Section headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

6.2.      Entire Agreement. The Parties confirm that this is a personal services contract and that foe relationship between them shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors. This Agreement, together with the Exhibits hereto, constitute the entire agreement between the parties with respect to the subject matters hereof and thereof and supersede all prior agreements, understandings and arrangements, oral or written, between the parties with respect to the subject matters hereof and thereof.

6.3.      Amendment: Waiver. Any term of this Agreement may be amended only with the written consent of the Parties. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against which such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waive of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.4.      Successors and Assigns: Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. Neither this Agreement or any of the Employee's rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by Employee without the prior consent in writing of the Company, except by will or by the laws of descent and distribution. The Company may freely assign and/or transfer this Agreement and any of its rights, privileges, or obligations hereunder.

6.5.      Governing Law: Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law. Any dispute arising out of, or relating to this Agreement, its interpretation or performance hereunder shall be resolved exclusively by the competent Labor court of the Tel Aviv-Jaffa district, and each of the parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

6.6.      Severability. If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and, if any such term or provision shall be held by any competent court to be unreasonable to enforce to any extent. such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

6.7.      Notices. Each notice and/or demand given by a party pursuant to this Agreement shall be in writing and sent by registered mail to the other party at the address appearing in the caption of this Agreement, and such notice and/or demand shall be deemed given at the expiration of three (3) days from the date of mailing by registered mail or immediately if delivered by hand. Such address shall be effective unless notice of a change in address is provided by registered mail to the other party.

6.8.      In the event that a Hebrew version of this Agreement shall be signed, such Hebrew version shall be considered solely a translation for purposes of convenience only and shall have no binding effect. The English version shall be the only binding version of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the day and year first above written.

ChemomAB Ltd.

By:	/s/ Kobi George	/s/ Adi Mor George
Kobi George, Founder		Adi Mor George

[Signature Page to ChemomAB Ltd. Employment Agreement]

EXHIBIT A

Employers’ Payments to Pension Funds and Insurance Policies in Lieu of Severance Pay in Accordance with Section 14 of the Severance Pay Law, 1963

EXHIBIT B

CONFIDENTIALITY. PROPRIETARY RIGHTS AND NON-COMPETITION UNDERTAKING

The following Undertaking confirms certain terms of my employment with ChemomAB Ltd. (the "Company"), which is a material part of the consideration for my employment by the Company and the compensation received by me from the Company from time to time. Capitalize terms not defined herein shall have the meaning ascribed to them in the Employment Agreement to which this undertaking is attached (the "Employment Agreement").

1.	CONFIDENTIALITY

1.1.	I acknowledge that in the course of my employment with the Company 1 may (or may have) receive(d), learn(ed), be(en) exposed to, obtain(ed), or have (had) access to non- public information relating to the Company, its business, operations and activities, including without limitation any commercial, financial, business or technical information, inventions, developments, processes, specifications, technology, know- how and trade secrets, information regarding marketing, operations, plans, activities, customers, suppliers, business partners, etc. ("Confidential Information"). and hereby undertake: (a) to maintain the Confidential Information in strict confidence at all times and not to communicate, publish, reveal, describe, allow access to, divulge or otherwise disclose, expose or make available the Confidential Information in whole or in part, to any person or entity, all whether directly or indirectly, and whether in writing or otherwise; and (b) not to use the Confidential Information for any purpose other than for the performance of my employment obligations.

1 further recognize that the Company may receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Such information shall also be deemed "Confidential Information" hereunder, mutatis mutandis.

1.2.	Notwithstanding, Confidential Information shall not include information that: (i) is now or subsequently becomes generally available in the public domain through no fault or breach on the part of the Employee of any of her obligations hereunder and/or under the Employment Agreement (it being agreed and understood that Confidential Information shall not be deemed to be in the public domain merely because any part of the Confidential Information is embodied in general disclosure or because individual features, components or combinations thereof are now or become known to the public); (ii) was either rightfully obtained by Employee prior to the date hereof from a third party who has the right to transfer or disclose it, or, as the Employee can demonstrate in its records, was rightfully in Employee's possession prior to the date hereof, all without duty of nondisclosure or nonuse; (iii) is approved in writing by the company for release by the Employee; or (iv) is required or compelled by law to be disclosed, - that the Employee gives reasonable prior written notice to the Company in order to allow it to seek protective or other court orders. In addition, I represent and warrant that I will keep the terms and conditions of the Employment Agreement and this Undertaking strictly confidential and will not disclose it to any third person unless and to the extent required by applicable law and subject to prior written notice to the Company. I nevertheless understand and agree that the Company may disclose the terms and conditions of the Employment Agreement and this Undertaking if it so deems necessary and if it is particularly required to make certain public disclosures and publications under applicable laws which may include the terms and conditions of the Employment Agreement and this Undertaking.

1.3.	Upon the earlier of the Company's request or the termination of my employment, I shall return to the Company any and all documents and other tangible materials containing Confidential Information, and shall erase or destroy any computer or data files in my possession containing Confidential Information, such that no copies or samples of Confidential Information shall remain with me.

1.4.	Without derogating from the above, all Confidential Information made available to, received by, or generated by me shall remain the property of the Company (or its respective owners), and no license or other right in or to the Confidential Information is granted hereby. Any and all material (including without limitation, files, records, documents, design, drawings, specifications, equipment, notebooks, notes, memoranda, diagrams, blueprints, bulletins, formula, reports, analyses, computer programs, software) and data of any kind relating to Confidential Information and/or Proprietary Rights (as defined below), whether prepared by the undersigned or otherwise coming or having come into my possession, and whether or not marked or classified as Confidential Information, shall remain the exclusive property of the Company (or its respective owners).

2.         PROPRIETARY RIGHTS

2.1.	Any and all right, title and interest in and to any and all discoveries, inventions, ideas, developments, technology, products, improvements, enhancements, derivations, modifications, mask works, trade secrets, concepts, ideas, techniques, methods and methods of use, delivery and/or diagnostics, processes materials, proceeds, data, compositions of matters, formulations, know-how, designs and works of authorship, invented, made, developed, discovered, conceived, conducted, designed, reduced to practice, written, authored, compiled, produced and/or created, in whole or in part, by me (or so caused or enabled), independently or jointly with others, (i) during my employment with the Company؛ or (ii) will result or arise from or relate to my employment with the Company, or work performed by or for the Company, or any Confidential Information; or (iii) with the use of any Company equipment, supplies, facilities, trade secrets or proprietary information of the Company; or (iv) which relate to the Company's business, technology or research and development (the “Inventions”). and any and all right, title and interest in and to the Inventions, including without limitation, all patents, copyrights, trademarks, trade names, moral rights and other intellectual, industrial and/or proprietary rights and applications, extensions and renewals associated therewith (collectively and together with the Inventions, the "Proprietary Rights"), shall be the sole and exclusive property of the Company, its successors and assigns (for the purposes of this Section 2, collectively, the "Company"). All works authored by me pursuant to the Employment Agreement, including without limitation the Inventions, shall be deemed "work made for hire".

The Inventions and Proprietary Rights shall not include any intellectual property created by me not related with and/or not within the field of the Company.

2.2.	I shall have no title, rights, claims or interest whatsoever in or with respect to the Proprietary Rights. I hereby acknowledge and agree that the salary and other benefits to which I am entitled to receive from the Company by virtue of my employment with the Company constitute the sole and exclusive consideration to which I am entitled, by virtue of any contract or law (including, but not limited to, the Israel Patent Law, 5727-1967 (the "Patent Law"). in respect of any and all Inventions, and I hereby waive all past, present and future demands, contentions, allegations or other claims, of any kind, in respect thereof, including the right to receive any additional royalties, consideration or Other payments. Without derogating from the aforesaid, I hereby acknowledge and agree that the level of the compensation and consideration to which I am entitled has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payment. The foregoing will apply to any "Service Inventions" as defined in the Patent Law and under no circumstances will I be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under Section 132(b) of the Patent Law. This Undertaking and the Employment Agreement are expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law.

2.3.	I hereby irrevocably and unconditionally transfer and assign to the Company, and if and when not otherwise assignable herein, agree and undertake to transfer and assign to the Company in the future, any and all of my rights, title and interest, now and hereafter acquired, in and to the Proprietary Rights, (without any payments, liabilities or restrictions to any person or third party) in any and all media now known or hereafter devised, and all claims and causes of action of any kind with respect to any of the foregoing, throughout the world in perpetuity.

In the event that pursuant to any applicable law I retain any rights in and to the Proprietary Rights that cannot be assigned to fire Company, I hereby unconditionally and irrevocably waive any right, claim or demand with respect thereto (including without limitation for any compensation, royalty or reward, or the enforcement of all such rights), and all claims and causes of action of any kind with respect to any of the foregoing, and agree, at the request and expense of the Company, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights, if any.

In the event that I retain any rights in and to Proprietary Rights that cannot be assigned to the Company and cannot be waived, I hereby grant the Company an irrevocable, exclusive, perpetual, worldwide, royalty-free license to exploit, use, develop, perform, modify, change, reproduce, publish and distribute, with the right to sublicense and assign such rights, and all claims and causes of action of any kind with respect to any of the foregoing, in and to the Proprietary Rights, in any way the Company sees fit and for any purpose whatsoever. Without derogating from the above, I hereby forever waive and agree never to assert any and all rights of paternity or integrity, any right to claim authorship of any Invention, to object to any distortion, mutilation or other modification 01־, or other derogatory action in relation to any Invention, and any similar right.

2.4.	I will promptly disclose to the Company fully and in writing all Inventions but will otherwise keep the Inventions in strict confidence in accordance with the provisions of Section 1 above.

2.5.	I further agree and undertake to take all necessary measures and to fully cooperate with the Company, during and after the term of my employment, in order to perfect, enforce, and/or defend the Proprietary Rights, and effectuate the Company's title and interest therein, including without limitation as follows: (i) to keep accurate records relating to the conception and reduction to practice of all Proprietary Rights, which records shall be the sole and exclusive property of the Company and shall be surrendered to the possession of the Company, immediately upon their creation; and (ii) to provide the Company with all information, documentation, and assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data, all such information, documentation, and assistance to be provided at no additional expense to the Company, except for out-of-pocket expenses incurred by me at؛ the Company's request or with the Company's prior written consent. Without derogating from any of my obligations hereunder, I hereby appoint any officer of the Company as my duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority.

3.         NON-COMPETITION: NON-SOLICITATION

3.1.	Reference is hereby made to that certain Non-Competition Schedule of that certain Share Purchase Agreement between the Company and the Investors (as further defined therein) dated April 9, 2013. I further declare that, I will not, directly or indirectly, (i) engage in, participate, assist or become financially interested in, any business venture worldwide that is engaged in any activity competing with or similar to Company's Business; (ii) employ or otherwise engage, recruit or otherwise solicit, induce or influence any person to leave the employment or service of the Company; and (iii) solicit or encourage any customer, supplier or service provider to terminate or modify adversely its business relationship with the Company or otherwise intervene in any relationship between the Company and any of its employees, contractors, suppliers or consultants.

3.2.	For the purposes of this Section 3, "Company’s Business” shall mean research, development and commercialization activities relating to the field of business engaged or planned by the Company during the term of my employment with the Company (including research and development activity). I expressly acknowledge that the business objectives and targeted operating market of the Company are worldwide, and consequently the obligations prescribed in this Section 3 shall apply on a worldwide basis.

For the purposes of this Section 3, "directly or indirectly" includes doing business as an owner, partner, joint venture, an independent contractor, shareholder, director, officer, manager, broker, agent, employee, service provider or advisor, licensor or in any other capacity whatsoever, but does not include holding up to 1% of the free market shares of any publicly traded companies.

3.3.	I hereby acknowledge that the provisions of this Section 3 are reasonable to legitimately protect Confidential Information, Proprietary Rights and Company property (including intellectual property and goodwill) to which I, in my position in the Company, have been and will continue to be exposed, and that my compensation under the Employment Agreement incorporates special consideration with respect for these non-competition undertakings.

4.         General

4.1.	The undersized understands and agrees that monetary damages would not constitute a sufficient remedy for any breach or default of the obligations contained in this Undertaking, and that foe Company shall be entitled, without derogating from any other remedies, to seek injunctive or other equitable relief to remedy or forestall any such breach or default or threatened breach.

4.2.	The provisions of the Employment Agreement relating to term and termination and the general provisions thereof shall apply to this Undertaking, mutatis mutandis.

IN WITNESS WHEREOF, I hereby affix my name anti signature, on this 25th day of April 2013.

/s/ Adi Mor George
Name: Adi Mor George

Schedule 3.1B

2018 Bonus Milestones